EXHIBIT 99.1

America's Car-Mart Reports First Quarter Fiscal Year 2027 Results

ROGERS, Ark., Sept. 09, 2026 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), today reported financial results for the first quarter ended July 31, 2026.

President and CEO Doug Campbell commentary:

Our first quarter results reflect the capital constraints that have defined our results over the last several quarters. With limited capacity to purchase inventory and fund originations, retail units were down 81.9% and revenue was down 57.3%. Inventory ended the quarter at $35.2 million against $112.5 million a year ago. This is a capital structure story, not a demand story. Application volume was limited by the vehicles we had available to sell.

Credit performance was also weaker. Net charge-offs were 9.5% of average finance receivables against 6.6% a year ago, and accounts over 30 days past due were 4.6% against 4.1%. Three things drive that: the contraction of the portfolio, continued fuel and cost-of-living pressure on our customers, and the transition of a small portion of the book to centralized collections, which we completed this quarter alongside the dealership consolidations. The transition work is now behind us.

Resolving our capital structure remains our first priority. The Special Committee, together with its advisors and management, continues to evaluate the range of financing and strategic alternatives available, including discussions with third parties. We do not intend to comment further on that process.

First Quarter Business Review

Note: Discussions in each section provide information for the first quarter of fiscal year 2027, compared to the first quarter of fiscal year 2026, unless otherwise noted.

SALES VOLUME – Retail units sold decreased 81.9% to 2,450 units compared to the prior year's quarter, reflecting the Company's decision to manage capital and inventory at minimal levels, which declined 68.7% to $35.2 million at July 31, 2026 from $112.5 million a year earlier, and from $54.1 million at April 30, 2026. The decline in retail units sold exceeded the decline in ending inventory because inventory was drawn down over the course of the quarter, resulting in an average balance well below historical levels. These results were also impacted by the consolidation of 60 dealership locations during fiscal 2026, which reduced the Company's dealership count from 154 to 94.

Application volume processed through credit decisioning was constrained by the inventory available for sale, which was limited by the Company’s reduced ability to purchase vehicles during the period, and not by a decline in customer demand.

TOTAL REVENUE – Total revenue for the quarter was $145.8 million, a decrease of 57.3% year-over-year. The decline was primarily driven by lower retail unit volume — consistent with the reduction in inventory purchases and the store consolidations discussed above — partially offset by a 7.0% increase in the average retail sales price of the vehicle, excluding ancillary products, from $17,319 to $18,530, as the Company prioritized sales of select inventory to higher credit quality customers. The decline in retail volume was partially offset by an increase in third-party wholesale sales, which rose to $21.0 million from $10.8 million. The increase primarily reflects a change in disposition strategy rather than a change in repossession activity. With limited capital available to fund new originations, the Company began wholesaling substantially all repossessed vehicles in late May to accelerate cash conversion, rather than retaining a portion of those units for retail sale, as it had historically. Interest income decreased 14.2% to $55.8 million, primarily due to the $325 million decrease in the portfolio size.

GROSS PROFIT – Gross profit margin as a percentage of sales was 21.8%, compared to 36.6% in the prior year quarter. Total gross profit per retail unit sold increased by 7.5% to $8,015. The decline in gross profit margin reflects two primary factors. First, third-party wholesale sales, which carry lower margins, represented 23.4% of total sales compared to 3.9% in the prior year quarter, resulting in an aggregate loss of $4.7 million as the Company made a decision to sell more repossessed vehicles through wholesale channels, rather than re-retailing them, as part of its capital management strategy. Second, the fixed and semi-fixed components of cost of sales were spread over a substantially reduced retail sales base. Total gross profit per retail unit sold is calculated based on total gross profit, which includes the loss on third-party wholesale sales, divided by a retail unit count that declined 81.9%.

SG&A EXPENSE – SG&A expenses totaled $51.6 million for the quarter, or 57.3% of sales, compared to $51.4 million and 18.6% of sales in the prior year quarter. The current quarter included approximately $13.7 million in non-recurring charges, consisting of $9.6 million of professional fees related primarily to our capital structure strategic review and $4.1 million of retention award expense. Excluding these items, adjusted SG&A (non-GAAP1) was $37.9 million.

CREDIT AND UNDERWRITING PERFORMANCE – Net charge-offs as a percentage of average finance receivables were 9.5%, compared to 6.6% in the prior year quarter. The increase in the ratio mostly reflects the contraction in the receivables base — the principal balance of finance receivables declined 21.4% compared to the prior year quarter as originations were limited due to liquidity constraints.

Net charge-offs increased $24.4 million compared to the prior year quarter, reflecting a combination of operational and macroeconomic factors. First, the Company began rolling out a centralized collections function in the fourth quarter of fiscal year 2026, consolidating account servicing that had previously been performed at the dealership level, and completed implementation during the first quarter of fiscal year 2027 in connection with the transition of the consolidated dealerships. The ramp-up spanned both periods and included the migration of active accounts to the centralized platform, the hiring and training of collections staff, and the implementation of standardized contact and workflow procedures. Collections activity during this ramp-up period reflected the operational demands of the transition, and delinquency and charge-off performance on the affected accounts was elevated relative to the Company’s historical experience. Separately, continued fuel and cost-of-living pressure weighed on the Company’s customers throughout the quarter.

Total collections were $164.4 million, down 10.5% from the prior year quarter, reflecting the smaller receivables base; average collected per active customer per month improved to $594 from $585.

Accounts over 30 days past due were 4.6% at quarter end, compared to 4.1% a year ago and 4.1% at April 30, 2026. In addition to the smaller receivables base against which delinquency is calculated, the year-over-year increase primarily reflects the transition of certain accounts in connection with the Company's dealership consolidation, either to nearby dealerships or to the Company's centralized collections model, as described above.

ALLOWANCE FOR CREDIT LOSSES – The allowance for credit losses was $277.0 million at July 31, 2026, or 24.74% of finance receivables, net of deferred revenue and pending accident protection plan claims, compared to 23.35% at July 31, 2025 and 25.15% at April 30, 2026.

The year-over-year increase primarily reflects changes in the broader macroeconomic environment, rather than a change in underlying credit behavior, and the reduction in finance receivable originations undertaken to preserve liquidity. The reduction compared to April 30 reflects the smaller portfolio size and the improvement in qualitative factors, such as inflation.

LEVERAGE & LIQUIDITY – Total debt declined to $623.9 million, a reduction of $151.3 million, or 19.5%, from $775.1 million at July 31, 2025. Debt to finance receivables was 52.4% at July 31, 2026, compared to 51.1% at July 31, 2025. Net debt to finance receivables (non-GAAP1) was 43.1% at July 31, 2026.

Total cash, including restricted cash, decreased to $110.0 million at July 31, 2026, compared to $121.4 million at July 31, 2025 and $131.6 million at April 30, 2026. Unrestricted cash, which is available to fund operations and capital needs, was $27.5 million at July 31, 2026, up from $9.7 million a year earlier, but down from $47.0 million at April 30, 2026. Absent a revolving credit facility, preserving unrestricted liquidity remains a primary focus. The Company has taken deliberate steps to align its cost structure with available capital, including the store footprint rationalization discussed earlier.

CAPITAL STRUCTURE – On June 19, 2026, we entered into an amendment to our Credit and Guaranty Agreement with our lending group, which provides covenant relief and a defined runway that will give the Company – with the guidance of the Special Committee – time to evaluate a full range of financing and strategic options available. As of the July 31, 2026 testing date under the amendment, the Company was in compliance with all applicable covenants, and it remains in compliance as of the date of this release.

On September 4, 2026, the scheduled termination date of this amendment was extended through September 11, 2026. The purpose of this extension is to allow the Company additional time to evaluate the alternatives available and continue discussions with prospective counterparties. The Company remains focused on the interests of its lenders, stockholders, associates, customers, and vendors as this process continues. The Company cannot assure, however, that the review of strategic and financing alternatives will result in any transaction or other outcome favorable to the Company or its stockholders or that the Company will be able to secure additional financing on acceptable terms, or at all.

INTEREST EXPENSE – Interest expense for the quarter was $19.2 million, an increase of $2.2 million, or 12.8%, compared to $17.0 million in the prior year quarter. The increase reflects the larger balance outstanding under the senior secured term loan, and its higher interest rate, compared to the revolving line of credit in place in the prior year quarter. During the quarter, $1.1 million of interest due on the senior secured loan was paid in kind and added to the outstanding principal balance of the loan. These effects were partly offset by lower interest on the Company’s asset-backed non-recourse notes payable, whose balance fell from $610.8 million to $357.7 million, and by the absence of revolver interest following repayment and retirement of the Company’s revolver in October 2025.

Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the quarter ended July 31, 2026 on September 9, 2026. This release should be read together with that report, including Note B — Liquidity and Going Concern — to the condensed consolidated financial statements and the discussion of liquidity and capital resources in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

1 The calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release.

Key Operating Results

	Three Months Ended
	July 31,

	2026	2025	Change
Operating Data:
Retail units sold	2,450	13,568	(81.9)%
Average number of dealerships in operation	94	154	(39.0)%
Average retail units sold per dealership per month	8.7	29.4	(70.4)%
Average retail sales price, excluding ancillary products	$18,530	$17,319	7.0%
Total gross profit per retail unit sold	$8,015	$7,456	7.5%
Total gross profit percentage	21.8%	36.6%	(1,480)	bps
Same dealership revenue growth	(47.5)%	(4.1)%
Net charge-offs as a percent of average finance receivables	9.5%	6.6%	290	bps
Total collected (principal, interest and late fees),in thousands	$164,377	$183,571	(10.5)%
Average total collected per active customer per month	$594	$585	1.5%
Average percentage of finance receivables-current (excl. 1-2 day)	69.0%	80.8%	(1,180)	bps
Average down-payment percentage	5.4%	4.9%	50	bps

Period End Data:
Dealerships open	94	154	(39.0)%
Accounts over 30 days past due	4.6%	4.1%	50	bps
Active customer count	85,753	104,691	(18.1)%
Principal balance of finance receivables(in thousands)	$1,190,950	$1,515,681	(21.4)%
Weighted average total contract term	49.3	48.3	2.0%

Conference Call and Webcast

The Company will not host a conference call to discuss its first quarter fiscal 2027 results. Given the ongoing review of strategic and financing alternatives, the Company does not intend to discuss that review beyond the information contained in this release and in its Quarterly Report on Form 10-Q for the quarter ended July 31, 2026. Investors and analysts with questions may contact the Company using the investor relations contact information below; the Company will respond only with information that has been publicly disclosed.

About America’s Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). Specifically, we present as non-GAAP financial measures in this news release adjusted SG&A; adjusted earnings (loss) per share; total debt, net of total cash; and the ratio of debt, net of cash, to finance receivables. These non-GAAP measures are provided as supplemental measures to evaluate operating performance, cost structure, and leverage, and portfolio economics and to facilitate period-to-period comparisons that may be impacted by non-recurring or non-cash items. We believe investors benefit from referring to these non-GAAP measures and ratios in assessing our leverage, balance sheet risk, operating results and related trends, and when planning and forecasting future periods.

These measures should not be considered in isolation or as substitutes for reported GAAP results, as they may include or exclude certain items relative to similar GAAP-based measures and may not be comparable to similarly titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in our publicly filed reports in their entirety and not rely solely on any one financial measure or communication. The most directly comparable GAAP financial measures, as well as reconciliations to those measures, are presented in the tables accompanying this release.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future events, objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations and projections regarding future financial and operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “project,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  the Company's ability to continue as a going concern;
  the Company's review of strategic and financing alternatives and the potential outcomes of that review and its ability to execute and consummate any potential transaction;
  the covenant relief and waivers under, and the Company's ability to satisfy the milestones and other conditions of, the June 19, 2026 amendment to the Company’s Credit and Guaranty Agreement;
  the Company's liquidity and its efforts to preserve liquidity, including the curtailment of inventory purchases and finance receivable originations;
  future earnings performance;
  the availability of capital, including through income from operations and securing additional financing to sustain and supplement operating cash flows through additional securitization transactions, warehouse credit facilities, or other sources, and the Company's ability to consummate such financing transactions;
  the benefits of recent or future changes to the Company’s capital structure;
  operational infrastructure investments;
  technological investments and initiatives;
  the impact of cost reduction and dealership footprint optimization initiatives on operating performance and customer service levels;
  the Company's ability to execute its business plan; and
  the Company’s business and operating strategies and expectations.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results and events could differ materially from those projected in these forward-looking statements. Factors that may cause actual results or events to differ materially from the Company’s projections include, but are not limited to:

  the existence of substantial doubt about the Company's ability to continue as a going concern, and the effects of that disclosure on the Company's relationships with customers, associates, suppliers, lenders and other stakeholders;
  the Company's ability to satisfy the milestones and other conditions of the June 19, 2026 amendment to its Credit and Guaranty Agreement, to further extend the related covenant relief and waiver period beyond September 11, 2026, if needed, and to obtain further waivers, covenant relief, forbearance or financing from its lenders on acceptable terms, or at all;
  the outcome of the Company's review of strategic and financing alternatives, including the risk that the review does not result in any transaction, results in a transaction on unfavorable terms, or is not completed in a timely manner, and the costs, timing and uncertainties associated with the review and related advisory engagements;
  the Company's substantial level of indebtedness and its ability to service that indebtedness, and the risk that its indebtedness could be accelerated (including under cross-default or cross-acceleration provisions) and that the Company would not have sufficient liquidity to repay it;
  the Company's ability to fund finance receivable originations, vehicle inventory purchases, debt service and operating expenses, including its ability to establish a warehouse credit facility and to continue to complete asset-backed securitization transactions;
  the curtailment of the Company's vehicle inventory purchases and finance receivable originations and the effect of that curtailment on the Company's sales, revenues and collections;
  the Company's changes to customer collection practices, including the transition to a centralized collections model and the transfer of customer accounts to dealerships located farther from customers' prior collection locations and the effect of the change on collections, revenues, and customer relationships;
  the potential need for the Company to seek protection under applicable bankruptcy or insolvency laws;
  the possibility that holders of the Company's common stock could experience a significant or complete loss of their investment, including as a result of any restructuring, recapitalization, or dilutive issuance of equity or equity-linked securities;
  the Company's ability to maintain compliance with the continued listing requirements of, and the continued listing of its common stock on, the Nasdaq Stock Market;
  the diversion of management's attention from ordinary-course operations as a result of the strategic review and the Company's liquidity and capital-structure matters;
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels, inflationary pressure on operating costs and customers’ ability to make vehicle payments;
  the availability of quality used vehicles at prices that will be affordable to the Company’s customers, including the impacts of changes in new vehicle production and sales, tariffs and trade restrictions on the automotive industry, and elevated wholesale vehicle costs;
  the availability of and access to capital through warehouse credit facilities, securitization financings or other debt or equity financing sources on terms acceptable to the Company, and any increase in the cost of capital, to support the Company’s business;
  the Company’s ability to consummate debt or equity financing transactions on terms acceptable to the Company;
  the Company’s compliance with financial covenants and other terms of its senior secured term loan, non-recourse notes payable, and any future debt facilities;
  the Company’s ability to underwrite and collect its contracts effectively, including whether anticipated benefits from the Company’s recently implemented loan origination system are achieved as expected or at all;
  competition;
  dependence on existing management;
  ability to attract, develop, and retain qualified general managers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  future shutdowns of the federal government or changes to federal or state government assistance programs impacting the Company’s customers;
  the ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity;
  the occurrence and impact of any adverse weather events or other natural disasters affecting the Company’s dealerships or customers;
  the Company's ability to maintain effective internal control over financial reporting following the remediation of its previously identified material weakness, and to design, implement, and maintain effective disclosure controls and procedures;
  the potential dilutive impact of outstanding warrants to purchase the Company's common stock, if exercised, and of any other future issuances of the Company's equity securities; and
  potential business and economic disruptions and uncertainty that may result from any future public health crises and any efforts to mitigate the financial impact and health risks associated with such developments.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Marie Persichetti
Chief Financial Officer
(479) 464-9944
InvestorRelations@car-mart.com

SM Berger & Company
Andrew Berger, Managing Director
(216) 464-6400
andrew@smberger.com

Media Contact
Rachel Chesley / Misha Ross
Car-MartComms@fticonsulting.com

America’s Car-Mart Consolidated Results of Operations

(Amounts in thousands, except per share data)

				As a % of Sales
	Three Months Ended			Three Months Ended
	July 31,			July 31,

	2026	2025	% Change	2026	2025
Statements of Operations:
Revenues:
Sales	$89,902	$276,240	(67.5)%	100.0%	100.0%
Interest income	55,849	65,072	(14.2)	62.1	23.6
Total	145,751	341,312	(57.3)	162.1	123.6

Costs and expenses:
Cost of sales	70,266	175,080	(59.9)	78.2	63.4
Selling, general and administrative	51,551	51,408	0.3	57.3	18.6
Provision for credit losses	71,559	103,036	(30.5)	79.6	37.3
Interest expense	19,226	17,042	12.8	21.4	6.2
Depreciation and amortization	1,802	2,139	(15.8)	2.0	0.8
Loss on disposal of property and equipment	178	9	1,877.8	0.2	-
Total	214,582	348,714	(38.5)	238.7	126.3

Loss before taxes	(68,831)	(7,402)		(76.6)	(2.7)

Provision for (benefit of) income taxes	149	(1,666)		0.2	(0.6)

Net loss	$(68,980)	$(5,736)		(76.7)	(2.1)

Dividends on subsidiary preferred stock	(10)	(10)

Net loss attributable to common shareholders	$(68,990)	$(5,746)

Loss per share:
Basic	$(8.28)	$(0.69)
Diluted	$(8.28)	$(0.69)

Weighted average number of shares used in calculation:
Basic	8,329,512	8,274,054
Diluted	8,329,512	8,274,054

America’s Car-Mart
Condensed Consolidated Balance Sheet and Other Data

(Amounts in thousands, except per share data)

	July 31,	April 30,	July 31,
	2026	2026	2025

Cash and cash equivalents	$27,532	$46,962	$9,666
Restricted cash	$82,445	$84,684	$111,761
Finance receivables, net	$909,797	$1,079,167	$1,183,452
Inventory	$35,194	$54,074	$112,451
Total assets	$1,206,139	$1,416,840	$1,607,974
Senior Secured Notes Payable, net	$266,205	$263,681	$-
Revolving lines of credit, net	$-	$-	$164,394
Non-recourse notes payable, net	$357,655	$458,685	$610,750
Treasury stock	$298,542	$298,517	$298,291
Total equity	$376,480	$445,656	$564,931
Shares outstanding	8,338,478	8,305,520	8,277,613
Book value per outstanding share	$45.20	$53.71	$68.30

Allowance for credit losses	(276,952)	(329,901)	(326,070)

Allowance as % of principal balance net of deferred revenue	24.74%	25.15%	23.35%

Changes in allowance for credit losses:
	Three Months Ended
	July 31,
	2026	2025
Balance at beginning of period	$329,901	$323,100
Provision for credit losses	71,559	103,036
Charge-offs, net of collateral recovered	(124,508)	(100,066)
Balance at end of period	$276,952	$326,070

America’s Car-Mart
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Three Months Ended
	July 31,
	2026	2025

Operating activities:
Net loss	$(68,980)	$(5,736)
Provision for credit losses	71,559	103,036
Losses on claims for accident protection plan	7,132	8,595
Depreciation and amortization	1,802	2,139
Finance receivable originations	(40,976)	(262,746)
Finance receivable collections	108,810	118,720
Inventory	41,514	28,618
Deferred accident protection plan revenue	(10,970)	(578)
Deferred service contract revenue	(18,633)	(455)
Income taxes, net	(76)	(2,255)
Deferred income taxes	-	608
Other	(11,113)	4,136
Net cash provided by (used in) operating activities	80,069	(5,918)

Investing activities:
Purchase of property and equipment and other	(90)	(459)
Proceeds from sale of property and equipment	881	20
Net cash provided by (used in) investing activities	791	(439)

Financing activities:
Issuance of common stock	29	69
Purchase of common stock	(25)	(71)
Dividend payments	(10)	(10)
Change in cash overdrafts	-	6,162
Debt issuance costs	(662)	(1,708)
Non-recourse notes payable, net	(101,861)	38,501
Revolving line of credit, net	-	(39,696)
Net cash provided by (used in) financing activities	(102,529)	3,247

Decrease in cash, cash equivalents, and restricted cash	$(21,669)	$(3,110)

America’s Car-Mart
Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)

Calculation of Debt, Net of Total Cash, to Finance Receivables:
	July 31, 2026	July 31, 2025
Debt:
Senior Secured Notes Payable, net	$266,205	$-
Revolving lines of credit, net	-	164,394
Notes payable, net	357,655	610,750
Total debt	$623,860	$775,144

Cash:
Cash and cash equivalents	$27,532	$9,666
Restricted cash	82,445	111,761
Total cash, cash equivalents, and restricted cash	$109,977	$121,427

Debt, net of total cash	$513,883	$653,717

Principal balance of finance receivables	$1,190,950	$1,515,681

Ratio of debt to finance receivables	52.4%	51.1%
Ratio of debt, net of total cash, to finance receivables	43.1%	43.1%

America’s Car-Mart
Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)

Calculation of Adjusted SG&A:
	Three Months Ended	Three Months Ended
	July 31,	July 31,
	2026	2025
Sales	89,902	276,240

Selling, general and administrative	51,551	51,408
Retention bonus (1)	4,083	-
Professional fees related to capital restructuring (1)	9,578	-
Adjusted selling, general and administrative	37,890	51,408

America’s Car-Mart
Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)

Calculation of Adjusted Loss Per Share:
	Three Months Ended
	July 31,
	2026
Net loss attributable to common shareholders (A)	$(68,990)

Retention bonus (1)	4,083
Professional fees related to capital restructuring (1)	9,578
Pre-tax impact of adjustments (B)	13,661
Tax effect of adjustment [effective tax rate of (0.2)%] (C)	(27)
Tax impact of deferred tax asset valuation allowance (D)	-
Post-tax impact of adjustments (B+C+D)	13,634

Adjusted net loss attributable to common shareholders (A+(B+C+D))	(55,356)

Weighted average shares outstanding	8,330
Adjusted loss per share	$(6.65)
Diluted earnings (loss) per share (GAAP) (2)	$(8.28)
Diluted earnings (loss) per share impact of adjustments	$1.64

(1) The Company recorded certain one-time items in each quarter that did not recur in the other period; as a result, the non-GAAP adjustments reflected in each reconciliation may differ between periods.

(2) Diluted earnings (loss) per share for the current quarter was the same as basic earnings (loss) per share because the net loss makes potential common stock equivalents anti-dilutive.